As filed with the Securities and Exchange Commission on March 26, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VENTAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	61-1055020
(State or Other Jurisdiction of Incorporation of Organization)	(IRS Employer Identification No.)

111 S. Wacker Drive, Suite 4800

Chicago, Illinois 60606

(877) 483-6827

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

T. Richard Riney, Esq.

General Counsel

Ventas, Inc.

10350 Ormsby Park Place, Suite 300

Louisville, Kentucky 40223

(502) 357-9000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

David K. Boston, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12-b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.25 per share	1,819,582(2)(3)	(1)	(1)	(1)

(1)

Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included herein relates to securities registered under Registration Statement No. 333-14605 filed by us on March 27, 2007, which registered 1,819,582 shares of common stock that may be issuable upon conversion of our 3 7/8% Convertible Senior Notes due 2011. This Registration Statement re-registers the 1,819,582 shares of our common stock that remain unsold as of the date hereof. Pursuant to Rule 415(a)(6) under the Securities Act, the $2,406.50 registration fee previously paid in connection with such unsold securities shall continue to apply to the unsold securities and no additional registration fee is due in connection with this Registration Statement.

(2)	All of the shares of common stock being registered hereby may be offered for the accounts of the selling stockholders who acquired the shares of common stock in a private transaction.
(3)

This number represents the number of shares of common stock that may be issuable upon conversion of our 3 7/8% Convertible Senior Notes due 2011 pursuant to the terms thereof, at the initial conversion rate of 22.1867 shares per $1,000 principal amount of notes and assuming 10% annual growth in our dividend rate and 25% quarterly growth in the market price of our common stock. In addition, pursuant to Rule 416 under the Securities Act, there is also being registered hereunder such number of additional shares of common stock as may be issued to the selling stockholder because of any future stock dividends, stock distributions, stock splits and similar capital readjustments, including those contained in the indenture governing our 3 7/8% Convertible Senior Notes due 2011.

PROSPECTUS

1,819,582 Shares

VENTAS, INC.

Common Stock

In December 2006, we issued $230,000,000 principal amount of our 3 7/8% Convertible Senior Notes due 2011 in a private offering. Under certain circumstances, we may issue shares of our common stock upon the conversion of the notes. In those circumstances, the recipients of such common stock, to whom we refer as the selling stockholders, may use this prospectus to offer and resell from time to time the shares of common stock issued to them upon the conversion of the notes. Additional selling stockholders may be named by future prospectus supplements.

The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any of the selling stockholders will convert their notes into our common stock, that upon any conversion of the notes we will elect, in our sole and absolute discretion, to issue any shares of our common stock, or that any shares of our common stock received upon conversion of the notes will be sold by the selling stockholders.

The selling stockholders may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “VTR.” On March 25, 2010, the last reported sales price for our common stock was $48.52 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 26, 2010.

You should read this prospectus and any accompanying prospectus supplement together with additional information described under the heading “Where You Can Find More Information and Incorporation by Reference.” You should rely only on the information incorporated by reference or provided in this prospectus or such prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus or any accompanying prospectus supplement, as well as the information we have previously filed with the Securities and Exchange Commission (the “Commission”) and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

Statements contained or deemed to be incorporated by reference in this prospectus or any accompanying prospectus supplement as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to a document incorporated or deemed to be incorporated by reference in this prospectus or such prospectus supplement, each such statement being qualified in all respects by such reference.

Unless otherwise indicated or except where the context otherwise requires, references in this prospectus to “we,” “us,” “our” or similar terms and “Ventas” mean Ventas, Inc., together with its subsidiaries.

i

ABOUT VENTAS, INC.

We are a real estate investment trust (“REIT”) with a geographically diverse portfolio of seniors housing and healthcare properties in the United States and Canada. As of December 31, 2009, this portfolio consisted of 505 assets: 244 seniors housing communities, 187 skilled nursing facilities, 40 hospitals and 34 medical office buildings (“MOBs”) and other properties in 43 states and two Canadian provinces. With the exception of our seniors housing communities that are managed by Sunrise pursuant to long-term management agreements and the majority of our MOBs, we lease our properties to healthcare operating companies under “triple-net” or “absolute-net” leases, which require the tenants to pay all property-related expenses. We also had real estate loan investments relating to seniors housing and healthcare companies or properties as of December 31, 2009.

We conduct substantially all of our business through our wholly owned subsidiaries, Ventas Realty, Limited Partnership, PSLT OP, L.P. and Ventas SSL, Inc. Our primary business consists of acquiring, financing and owning seniors housing and healthcare properties and leasing those properties to third parties or operating those properties through independent third party managers.

We were incorporated in Kentucky in 1983, commenced operations in 1985 and reorganized as a Delaware corporation in 1987. We operate through two reportable business segments: triple-net leased properties and senior living operations. For additional information, see our Consolidated Financial Statements and the related notes, including “Note 2—Accounting Policies,” included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”).

Our business strategy is comprised of three principal objectives: (1) portfolio diversification; (2) stable earnings and growth; and (3) maintaining a strong balance sheet and liquidity.

Our principal executive offices are located at 111 South Wacker Drive, Suite 4800, Chicago, Illinois 60606, and our telephone number is (877) 483-6827. We maintain a website on the Internet at http://www.ventasreit.com. Information on our website is not incorporated by reference herein and our web address is included in this prospectus as an inactive textual reference only.

RISK FACTORS

Before you invest in shares of our common stock, you should carefully consider the risks involved. These risks include, but are not limited to:

•	the risks described below;

•	the risks described in our 2009 Form 10-K, which is incorporated by reference in this prospectus; and

•	any risks that may be described in other filings we make with the Commission.

Risks Relating to Our Common Stock

If our stock price is volatile, purchasers of our common stock could incur substantial losses.

Although our common stock is listed on the New York Stock Exchange, such listing does not provide any assurance that an active public market for the common stock will be sustained. No predictions can be made as to the effect, if any, that future market sales of common stock or the availability of common stock for sale will have on the prevailing market price of the common stock. In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of our common stock.

If there are sales of substantial amounts of our common stock in the future, the price of our common stock could decline.

As of March 8, 2010, we had 156,724,215 shares of our common stock outstanding. All of these shares of common stock are available for immediate sale unless held by our affiliates. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the common stock.

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders.

We may issue equity in the future in connection with acquisitions or strategic transactions, to adjust our ratio of debt to equity, including through repayment of outstanding debt, to fund expansion of our operations or for other purposes. We may issue shares of our common stock at prices or for consideration that is greater or less than the price at which the shares of common stock are being offered by this prospectus. To the extent we issue additional equity securities, your percentage ownership of our common stock would be reduced.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements regarding our or our tenants’, operators’, managers’ or borrowers’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, merger integration, growth opportunities, dispositions, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations, and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from our expectations. We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

Our actual future results and trends may differ materially from expectations depending on a variety of factors discussed in our filings with the Commission and under “Risk Factors.” These factors include without limitation:

•

The ability and willingness of our tenants, operators, borrowers, managers and other third parties to meet and/or perform their obligations under their respective contractual arrangements with us, including, in some cases, their obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities;

•

The ability of our tenants, operators, borrowers and managers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness;

•

Our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including those in different asset types and outside the United States;

•	The nature and extent of future competition;

•	The extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates;

•	Increases in our cost of borrowing as a result of changes in interest rates and other factors;

•	The ability of our operators and managers, as applicable, to deliver high quality services, to attract and retain qualified personnel and to attract residents and patients;

•	The results of litigation affecting us;

•

Changes in general economic conditions and/or economic conditions in the markets in which we may, from time to time, compete, and the effect of those changes on our revenues and our ability to access the capital markets or other sources of funds;

•	Our ability to pay down, refinance, restructure and/or extend our indebtedness as it becomes due;

•	Our ability and willingness to maintain our qualification as a REIT due to economic, market, legal, tax or other considerations;

•	Final determination of our taxable net income for the year ended December 31, 2009 and for the year ending December 31, 2010;

•

The ability and willingness of our tenants to renew their leases with us upon expiration of the leases and our ability to reposition our properties on the same or better terms in the event such leases expire and are not renewed by our tenants or in the event we exercise our right to replace an existing tenant upon a default;

•

Risks associated with our senior living operating portfolio, such as factors causing volatility in our operating income and earnings generated by our properties, including without limitation national and regional economic conditions, costs of materials, energy, labor and services, employee benefit costs, insurance costs and professional and general liability claims, and the timely delivery of accurate property-level financial results for those properties;

•	The movement of U.S. and Canadian exchange rates;

•

Year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators, including the rent escalator for Master Lease 2 with Kindred Healthcare, Inc., and our earnings;

•	Our ability and the ability of our tenants, operators, borrowers and managers to obtain and maintain adequate liability and other insurance from reputable and financially stable providers;

•

The impact of increased operating costs and uninsured professional liability claims on the liquidity, financial condition and results of operations of our tenants, operators, borrowers and managers and the ability of our tenants, operators, borrowers and managers to accurately estimate the magnitude of those claims;

•	The ability and willingness of the lenders under our unsecured revolving credit facilities to fund, in whole or in part, borrowing requests made by us from time to time;

•	The impact of market or issuer events on the liquidity or value of our investments in marketable securities; and

•	The impact of any financial, accounting, legal or regulatory issues that may affect us or our major tenants, operators, and managers.

Many of these factors, some of which are described in greater detail under “Risk Factors” in Part I, Item 1A of our 2009 Form 10-K and incorporated by reference or deemed to be incorporated by reference in this prospectus, are beyond our control and the control of our management.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders named herein.

SELLING STOCKHOLDERS

Our 3 7/8% Convertible Senior Notes due 2011 (the “notes”) were originally issued by us to and immediately resold by Banc of America Securities LLC and J.P. Morgan Securities, Inc. in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act. Selling stockholders, including their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus and any accompanying prospectus supplement any or all of the shares of our common stock that we may issue upon the conversion of the notes.

The table below sets forth the name of each selling stockholder and the number of shares of our common stock that would become beneficially owned by each selling stockholder should we issue our common stock that may be offered pursuant to this prospectus upon conversion of the notes. We have prepared the table below based on information provided to us by or on behalf of the selling stockholders on or prior to March 25, 2010. The selling stockholders may offer all, some or none of the shares of our common stock that we may issue upon the conversion of the notes. Accordingly, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon consummation of any of these sales. In addition, the selling stockholders identified below may have acquired, sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their notes or shares of our common stock since the date on which they provided the information regarding their notes.

The number of shares of our common stock issuable upon the conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling stockholder at the initial conversion rate of 22.1867 shares of our common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share, assuming 10% annual growth in our dividend rate and 25% quarterly growth in the market price of our common stock. Effective March 10, 2010, the conversion rate was adjusted to 23.0162 shares per $1,000 principal amount of notes and is subject to further adjustment in certain events. Accordingly, the number of shares of our common stock issued upon the conversion of the notes may increase or decrease from time to time. Except as otherwise indicated, the number of shares of our common stock owned by the selling stockholders or any future transferee from any such holder assumes that they do not beneficially own any shares of common stock other than the common stock that we may issue to them upon the conversion of the notes.

Based upon information provided by the selling stockholders, none of the selling stockholders or their affiliates has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

To the extent any of the selling stockholders identified below are broker-dealers, they may be deemed to be, under interpretations of the staff of the Commission, “underwriters” within the meaning of the Securities Act.

Information about the selling stockholders may change over time. Any changed information will be set forth in supplements to this prospectus, if required.

Name of Selling Stockholder	Principal Amount of Notes Owned Prior to Offering	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering(1)	Percentage of Shares Outstanding(1)(2)
Admiral Flagship Master Fund, Ltd.	2,000,000	15,822	15,822	—	*
Advent Convertible Arb Master	4,558,000	36,059	36,059	—	*
Alcon Laboratories	493,000	3,900	3,900	—	*
AQR DELTA Master Account, L.P.(3)	500,000	3,955	3,955	—	*
AQR DELTA Sapphire Fund, L.P.(3)	500,000	3,955	3,955	—	*
Aristeia International Limited	9,883,000	78,186	78,186	—	*
Aristeia Partners LP	8,117,000	64,215	64,215	—	*
Arizona State Retirement Core Plan(4)	85,000	672	672	—	*
Arlington County Employees Retirement System	707,000	5,593	5,593	—	*
Basso Fund Ltd.	340,000	2,689	2,689	—	*
Basso Holdings Ltd.	5,765,000	45,608	45,608	—	*
Basso Multi-Strategy Holding Fund Ltd.	4,395,000	34,769	34,769	—	*
BNP Paribas Arbitrage(5)	2,000,000	15,822	15,822	—	*
British Virgin Islands Social Security Board	163,000	1,289	1,289	—	*
Canyon Capital Arbitrage Master Fund, Ltd.(6)	2,720,000	21,518	21,518	—	*

Name of Selling Stockholder	Principal Amount of Notes Owned Prior to Offering	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering(1)	Percentage of Shares Outstanding(1)(2)
Canyon Value Realization Fund, L.P.(6)	1,440,000	11,392	11,392	—	*
Canyon Value Realization MAC 18 Ltd.(6)	160,000	1,265	1,265	—	*
Citigroup Global Markets Inc.(7)	17,000,000	134,490	134,490	—	*
CNH CA Master Account, L.P.(3)	1,000,000	7,911	7,911	—	*
CQS Convertible and Quantitative Strategies Master Fund Limited	11,500,000	90,978	90,978	—	*
Credit Industriel Et Commercial	2,500,000	19,777	19,777	—	*
DBAG London(8)	6,000,000	47,467	47,467	—	*
DB RREEF Reflex Master Portfolio LTD(8)	5,000,000	39,556	39,556	—	*
Domestic & Foreign Missionary Society—DFMS	92,000	727	727	—	*
Deutsche Bank Securities(7)	350,000	2,768	2,768	—	*
FFVA Mutual Insurance Company	45,000	356	356	—	*
Fidelity Financial Trust: Fidelity Convertible Securities Fund(9)	12,000,000	94,934	94,934	—	*
Fidelity Financial Trust: Fidelity Strategic Dividend & Income Fund(9)	9,550,000	75,551	75,551	—	*
Fidelity Fixed-Income Trust: Fidelity High Income Fund(9)	14,285,000	113,011	113,011	—	*
Fidelity Institutional High Yield Fund(4)	600,000	4,746	4,746	—	*
Florida Fruit & Vegetable Association	69,000	545	545	—	*
Georgia Municipal Employee Benefit System	985,000	7,792	7,792	—	*
GLG Market Neutral Fund	20,000,000	158,224	158,224	—	*
GMIMCO Trust	500,000	3,955	3,955	—	*
Grady Hospital Foundation	135,000	1,068	1,068	—	*
Highbridge Convertible Arbitrage Master Fund LP	5,000,000	39,556	39,556	—	*
Highbridge International LLC	15,000,000	118,668	118,668	—	*
HFR CA Opportunity Master Trust	232,000	1,835	1,835	—	*
Independence Blue Cross	561,000	4,438	4,438	—	*
JPMorgan Securities, Inc.(7)	671,000	6,341	5,308	1,033	*
KBC Financial Products USA Inc.(7)	3,200,000	25,315	25,315	—	*
LDG Limited	222,000	1,756	1,756	—	*
Linden Capital LP	5,000,000	39,556	39,556	—	*
Luxor/Canyon Capital Arbitrage Fund Ltd.(6)	2,000,000	15,822	15,822	—	*
Lyxor Master Trust Fund	210,000	1,661	1,661	—	*
Merrill Lynch, Pierce, Fenner & Smith Incorporated(7)	6,300,000	49,840	49,840	—	*
MSS Convertible Arbitrage 1 Fund c/o TQA Investors, LLC	49,000	387	387	—	*
Nuveen Preferred & Convertible Multi-Strategy #1	250,000	1,977	1,977	—	*

Name of Selling Stockholder	Principal Amount of Notes Owned Prior to Offering	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering(1)	Percentage of Shares Outstanding(1)(2)
Nuveen Preferred & Convertible Multi-Strategy #2	350,000	2,768	2,768	—	*
Occidental Petroleum Corporation	317,000	2,507	2,507	—	*
Old Lane Cayman Master Fund LP(10)	3,383,000	26,763	26,763	—	*
Old Lane GMA Master Fund LP(10)	920,000	7,278	7,278	—	*
Old Lane HMA Master Fund LP(10)	1,132,000	8,955	8,955	—	*
Old Lane U.S. Master Fund LP(10)	2,839,000	22,459	22,459	—	*
Oregon Convertible Opportunities Bond Fund(3)	500,000	3,955	3,955	—	*
Pro Mutual	894,000	7,072	7,072	—	*
Redbrick Capital Master Fund LTD.	24,500,000	193,824	193,824	—	*
S.A.C. Arbitrage Fund, LLC	6,500,000	51,422	51,422	—	*
San Francisco City & County ERS	1,400,000	11,075	11,075	—	*
Silvercreek Limited Partnership	20,000,000	158,224	158,224	—	*
Silvercreek II Limited	9,000,000	71,200	71,200	—	*
Sunrise Partners Limited Partnership(11)	5,000,000	39,556	39,556	—	*
Swiss Re Financial Products Corporation(12)	33,000,000	261,069	261,069	—	*
Symphony Convertible Bond Fund, L.P.	50,000	395	395	—	*
Tamalpais Asset Management, L.P.	11,000,000	87,023	87,023	—	*
The Assets Management Committee of the Coca-Cola Company Master Retirement Trust(4)	530,000	4,192	4,192	—	*
The Canyon Value Realization Fund (Cayman), Ltd.(6)	3,680,000	29,113	29,113	—	*
The City University of New York	141,000	1,115	1,115	—	*
The Grable Foundation	65,000	514	514	—	*
The Police & Fire Retirement System of the City of Detroit	418,000	3,306	3,306	—	*
Thrivent Financial for Lutherans(13)	1,500,000	93,866	11,866	82,000	*
TQA Master Fund, Ltd.	1,421,000	11,241	11,241	—	*
TQA Master Plus Fund, Ltd.	815,000	6,447	6,447	—	*
Trustmark Insurance Company	266,000	2,104	2,104	—	*
UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Limited	6,820,000	53,954	53,954	—	*
UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage II Master Limited	680,000	5,379	5,379	—	*
Vicis Capital Master Fund	4,000,000	31,644	31,644	—	*
Waterstone Market Neutral Mac51 Fund, Ltd.	12,110,000	95,804	95,804	—	*

Name of Selling Stockholder	Principal Amount of Notes Owned Prior to Offering	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering(1)	Percentage of Shares Outstanding(1)(2)
Waterstone Market Neutral Master Fund, Ltd.	21,390,000	169,220	169,220	—	*
Zurich Institutional Benchmarks Master Fund Ltd c/o TQA Investors, LLC	542,000	4,287	4,287	—	*
Total(14)	$230,000,000

*	Less than 1%.
(1)	The beneficial ownership in this column assumes that the selling stockholder sells all of the shares offered by this prospectus that are beneficially owned by the selling stockholder and that prior to the sale of such shares the selling stockholder does not acquire additional shares or dispose of shares beneficially owned by the stockholder that are not being offered pursuant to this prospectus.
(2)	The percentage of outstanding shares is based on 156,724,215 shares of common stock outstanding as of March 8, 2010.
(3)	AQR Capital Management, LLC, a wholly owned subsidiary of AQR Capital Management Holdings, LLC, is the Investment Manager (the “Advisor”) of the selling stockholder and has sole voting and dispositive power over the shares offered by this prospectus and exercises full discretionary control relating to all investment decisions made on behalf of the selling stockholder. Investment principals for the Advisor are Clifford S. Asness, Ph.D., David G. Kabiller, CFA, Robert J. Krail, John M. Liew, Ph.D., Brian K. Hurst, Jacques A. Friedman, Oktay Kurbanov, Ronen Israel, Lars Nielsen, Michael Mendelson, Stephen Mellas and Gregor Andrade, Ph.D.
(4)	Notes indicated as owned by the selling stockholder are owned directly by various private investment accounts, primarily employee benefit plans, for which Fidelity Management Trust Company (“FMTC”) serves as trustee or managing agent. FMTC is a wholly owned subsidiary of FMR Corp. and a bank, as defined in Section 3(a)(6) of the Exchange Act.
(5)	The selling stockholder is under common ownership with BNP Paribas Securities Corp., a registered broker-dealer.
(6)	The selling stockholder’s investment advisor, Canyon Capital Advisors, LLC, is under common ownership with Canyon Partners Incorporated, a registered broker-dealer. The selling stockholder has reported an open short position in our common stock as follows: Canyon Capital Arbitrage Master Fund, Ltd.—30,859 shares; Canyon Value Realization Fund, L.P.—16,337 shares; Canyon Value Realization MAC 18 Ltd.—1,815 shares; Luxor/Canyon Capital Arbitrage Fund Ltd.—20,487 shares; and The Canyon Value Realization Fund (Cayman), Ltd.—37,702 shares.
(7)	The selling stockholder is a registered broker-dealer and consents to being named as an underwriter.
(8)	The selling stockholder is affiliated with Deutsche Bank Securities Inc., a registered broker-dealer.
(9)	The selling stockholder is a registered investment fund advised by Fidelity Management & Research Company (“FMR Co.”), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and a wholly owned subsidiary of FMR Corp. The selling stockholder is an affiliate of a registered broker-dealer.
(10)	The selling stockholder is under common ownership with Citigroup Inc., a registered broker-dealer.
(11)	Paloma Securities L.L.C., a registered broker-dealer, is an indirect subsidiary of the selling stockholder.
(12)	The selling stockholder is affiliated with Swiss Re Capital Markets Corporation, a registered broker-dealer. The selling stockholder has reported an open short position of 285,000 shares of our common stock.
(13)	Thrivent Investment Management, Inc., a registered broker-dealer, is a wholly owned subsidiary of the selling stockholder.
(14)

Because certain of the selling stockholders may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their notes since the date on which they provided the information presented in this table, this prospectus may not reflect the exact amount of notes held by each selling stockholder on the date hereof. The aggregate principal amount of notes issued by us was $230,000,000.

Additional selling stockholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.

PLAN OF DISTRIBUTION

The shares of our common stock offered by this prospectus are subject to restrictions under the Registration Rights Agreement dated as of December 1, 2006 among us, Banc of America Securities LLC and J.P. Morgan Securities, Inc. Subject to those restrictions, sales of shares of our common stock by the selling stockholders named in this prospectus may be made from time to time in one or more transactions, on the New York Stock Exchange, in the over-the-counter market or any other exchange or quotation system on which shares of our common stock may be listed or quoted, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be offered directly to or through agents designated from time to time or to or through brokers or dealers, or through any combination of these methods of sale. The methods by which the shares may be sold include:

•

a block trade (which may involve crosses) in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resales by the broker or dealer for its own account pursuant to this prospectus;

•	exchange distributions or secondary distributions in accordance with the rules of the New York Stock Exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	a combination of any of the foregoing methods of sale; and

•	any other method permitted pursuant to applicable law.

An agent, broker or dealer may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom such brokers or dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker or dealer might be in excess of customary commissions). A member firm of an exchange on which our common stock is traded may be engaged to act as a selling stockholder’s agent in the sale of shares by the selling stockholders.

In connection with distributions of the shares of our common stock offered by this prospectus or otherwise, the selling stockholders may enter into hedging transactions with brokers or dealers or other financial institutions with respect to our common stock. In connection with these transactions, the brokers or dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. Such hedging transactions may require or permit the selling stockholders to deliver the shares to such brokers or dealers or other financial institutions to settle the hedging transactions. The selling stockholders may also sell our common stock short and deliver the shares to close out those short positions. If so required by applicable law, this prospectus, as amended or supplemented, may be used to effect:

•	the short sales of our common stock referred to above;

•	the sale or other disposition by the brokers or dealers or other financial institutions of any shares they receive pursuant to the hedging transactions referred to above; or

•	the delivery by the selling stockholders of shares to close out short positions.

In addition, any shares of our common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders may transfer, pledge or loan the shares to a transferee, pledgee, donee or successor that, in turn, may sell the shares. In those circumstances, the transferee, pledgee, donee or successor would become a selling stockholder under this prospectus only if identified in a prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus is a part prior to making an offer or sale under this prospectus. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery of shares of our common stock, which the broker-dealer or other financial institution may then resell pursuant to this prospectus.

Each broker-dealer that receives our common stock for its own account pursuant to this prospectus must acknowledge that it will deliver the prospectus in connection with any sale of our common stock. If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution.

The selling stockholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of our common stock by the selling stockholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to the particular common stock being distributed. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

The selling stockholders and any brokers, dealers, agents or others that participate with the selling stockholders in the distribution of the shares offered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any underwriting discounts, commissions or fees received by such persons and any profit on the resale of the shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act.

We have agreed to indemnify the selling stockholders named herein against certain liabilities that they may incur in connection with the sale of the shares registered hereunder, including liabilities arising under the Securities Act, and to contribute to payments that the selling stockholders may be required to make with respect thereto. Agents, brokers and dealers may be entitled under agreements entered into by the selling stockholders or us to indemnification against certain civil liabilities, including liabilities under the Securities Act.

There can be no assurance that the selling stockholders will sell any or all of the shares offered hereby.

We will bear all expenses of registration of the shares offered by this prospectus, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. We estimate that the total expenses of this offering payable by us will be $75,000.

VALIDITY OF THE OFFERED SECURITIES

The validity of shares of our common stock to be offered by this prospectus has been passed upon for us by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our 2009 Form 10-K, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and the effectiveness of our internal control over financial reporting are incorporated by reference in reliance on Ernst & Young LLP’s reports, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available over the Internet on the Commission’s website at www.sec.gov. You may also read and copy any documents that we file at the Commission’s public reference rooms at 100 F Street, NE, Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges. You can also obtain information about us from the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information about us is also available on our website at www.ventasreit.com. Information on our Web site is not incorporated by reference herein and our web address is included in this prospectus as an inactive textual reference only.

We are incorporating by reference in this prospectus the information we file with the Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We are incorporating by reference our documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until all of the shares of our common stock offered under this prospectus are sold:

•	our 2009 Form 10-K;

•	our Current Report on Form 8-K filed on February 18, 2010 (however, we do not incorporate by reference the information under Item 2.02, Results of Operations and Financial Condition);

•	our Proxy Statement filed on March 19, 2010 for our 2010 Annual Meeting of Stockholders; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A (File No. 001-10989) filed with the Commission on January 23, 1992, as amended.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

General Counsel

Ventas, Inc.

10350 Ormsby Park Place

Suite 300

Louisville, Kentucky 40223

(502) 357-9000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The expenses of this offering (all of which are to be paid by the Registrant) are estimated to be as follows:

Securities and Exchange Commission registration fee	$0	*
Legal fees and expenses	30,000
Accounting fees and expenses	15,000
Blue Sky fees and expenses (including legal fees)	5,000
New York Stock Exchange Supplemental Listing Fee	8,734
Printing expenses	10,000
Miscellaneous	3,859

TOTAL	$75,000

*	No additional registration fee is due in connection with this Registration Statement pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended.

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers us to, and Article VII of our Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), provides that we will, indemnify any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), because he or she is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such Proceeding. We may provide by action of our Board of Directors through agreement, resolution or by a provision in our Third Amended and Restated Bylaws, indemnification of our employees and agents with substantially the same scope and effect as the indemnification provided in Article VII of the Certificate.

Expenses incurred by such a person in his or her capacity as one of our directors or officers (and not in any other capacity in which service was or is rendered by such person while a director or officer) in defending a Proceeding may be paid by us in advance of the final disposition of such Proceeding as authorized by our Board of Directors in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts, unless it is ultimately determined that such person is entitled to be indemnified by us as authorized by the DGCL. Expenses incurred by a person in any capacity other than as one of our officers or directors may be paid in advance of the final disposition of a Proceeding on such terms and conditions, if any, as our Board of Directors deems appropriate.

Pursuant to Section 102(b)(7) of the DGCL, the Certificate eliminates certain liability of our directors for breach of their fiduciary duty of care. Article VI of the Certificate provides that neither we nor our stockholders may recover monetary damages from our directors for breach of the duty of care in the performance of their duties as our directors. Article VI does not, however, eliminate the liability of our directors (i) for a breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful distributions), or (iv) for any improper personal benefit.

The indemnification provided for by Article VII of the Certificate is a contract right and continues as to persons who cease to be directors, officers, employees or agents and inures to the benefit of the heirs, executors and administrators of such persons. No amendment to the Certificate or repeal of any article thereof increases the liability of any of our directors or officers for acts or omissions of such persons occurring prior to such amendment or repeal.

The right to indemnification conferred by Article VII of the Certificate is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and in any other capacity while holding such office.

We may purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, trustee, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not we would have the power or be obligated to indemnify him or her against such liability under the provisions of Article VII of the Certificate or the DGCL.

We currently have in effect directors’ and officers’ liability insurance policies. These policies cover any negligent act, error or omission of a director or officer, subject to certain exclusions and limitations.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 16.	Exhibits

Exhibits:

Exhibit No.	Description

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 1998).

4.2	Ventas, Inc. Distribution Reinvestment and Stock Purchase Plan (incorporated by reference to the Prospectus included in our Registration Statement on Form S-3, filed on November 28, 2008, Registration No. 333-155770).

4.3	Registration Rights Agreement, dated as of December 1, 2006, by and among Ventas, Inc. and Banc of America Securities LLC and J.P. Morgan Securities, Inc., as initial purchasers (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on December 6, 2006).

5.1	Opinion of Willkie Farr & Gallagher LLP.

23.1	Consent of Willkie Farr & Gallagher LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included on the signature pages hereto).

Item 17.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(i), (a)(ii) and (a)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5) that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, the State of Illinois, on the 26th day of March, 2010.

VENTAS, INC.

By:	/S/ DEBRA A. CAFARO
Debra A Cafaro Chairman of the Board, President and Chief Executive Officer

The undersigned officers and directors of Ventas, Inc. hereby severally constitute and appoint Debra A. Cafaro and T. Richard Riney, and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 26th day of March, 2010.

Signature	Title

/S/ DEBRA A. CAFARO Debra A. Cafaro	Chairman of the Board, President and Chief Executive Officer and Director (Principal Executive Officer)

/S/ RICHARD A. SCHWEINHART Richard A. Schweinhart	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ ROBERT J. BREHL Robert J. Brehl	Chief Accounting Officer and Controller (Principal Accounting Officer)

/S/ DOUGLAS CROCKER II Douglas Crocker II	Director

/S/ RONALD G. GEARY Ronald G. Geary	Director

/S/ JAY M. GELLERT Jay M. Gellert	Director

/S/ ROBERT D. REED Robert D. Reed	Director

/S/ SHELI Z. ROSENBERG Sheli Z. Rosenberg	Director

/S/ JAMES D. SHELTON James D. Shelton	Director

/S/ THOMAS C. THEOBALD Thomas C. Theobald	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 1998).

4.2	Ventas, Inc. Distribution Reinvestment and Stock Purchase Plan (incorporated by reference to the Prospectus included in our Registration Statement on Form S-3, filed on November 28, 2008, Registration No. 333-155770).

4.3	Registration Rights Agreement, dated as of December 1, 2006, by and among Ventas, Inc. and Banc of America Securities LLC and J.P. Morgan Securities, Inc., as initial purchasers (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on December 6, 2006).

5.1	Opinion of Willkie Farr & Gallagher LLP.

23.1	Consent of Willkie Farr & Gallagher LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included on the signature pages hereto).